Change of Control Agreement
THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) by and between Alaska Air Group, Inc., a Delaware corporation (“Air Group”), [SUBSIDIARY EMPLOYER (the “Employer”)] and NAME (the “Executive”) is hereby entered into effective as of the DATE day of MONTH, YEAR (the “Effective Date”). This Agreement supersedes and replaces in their entirety any and all prior severance agreements by and between Air Group and the Executive (the “Prior Agreements”).
The Board of Directors (the “Board”) of Air Group has determined that it is in the best interests of Air Group and its stockholders to ensure that Air Group and its subsidiaries will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 3). The Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to Air Group currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied, are competitive with those of other corporations and align the Executive’s interests with those of Air Group’s stockholders. Therefore, in order to accomplish these objectives, the Board has caused Air Group to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.    Term
This Agreement shall be effective as of the Effective Date. This Agreement will continue in effect through the third anniversary of the Effective Date. However, upon the first anniversary of the Effective Date and upon each subsequent anniversary of the Effective Date, the term of this Agreement shall be extended automatically for one additional year (such that upon the first anniversary of the Effective Date the term of this Agreement shall be extended through the fourth anniversary of the Effective Date and so on), unless Air Group delivers written notice prior to such anniversary of the Effective Date to the Executive that this Agreement will not be extended or further extended, as the case may be, and if such notice is given this Agreement will terminate at the end of the term then in progress.
Notwithstanding the foregoing, in the event a Change of Control occurs during the original or any extended term of this Agreement, this Agreement will remain in effect until all obligations of Air Group hereunder have been fulfilled and all benefits required hereunder have been provided to the Executive (i.e., in accordance with Sections 5 and/or 7 hereof). For purposes of clarity, subject to Section 4.1, benefits shall be provided to the Executive under this Agreement only with respect to the first Change of Control of Air Group occurring on or after the Effective Date (the “Initial Change of Control”); provided, however, that Air Group and the Executive may agree that an event or condition that would otherwise constitute a Change of Control shall not be treated as such for purposes of this Agreement, in which case, subject to the foregoing paragraph, the next occurring Change of Control shall constitute the Initial Change of Control for purposes hereof. Accordingly, no Change of Control after the first Change of Control shall be considered for purposes of this Agreement.
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2.    Certain Definitions
(a)    “Accounting Firm” is defined in Section 10(b).
(b)    “affiliated company” means any company controlled by, controlling or under common control with Air Group (and Air Group itself, if the context so requires).
(c)    “Agreement” means this Change of Control Agreement.
(d)    “Air Group” means Alaska Air Group, Inc., a Delaware corporation.
(e)    “Annual Base Salary” is defined in Section 5(b)(i).
(f)    “Annual Bonus” is defined in Section 5(b)(ii).
(g)    “Board” means the Board of Directors of Air Group.
(h)    “CARES Act Restrictions” is defined in Section 5(b)(ix).
(i)    “Cause” means basis for termination due to:
(i)     the Executive’s conviction of, or pleading guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability);
(ii)    the Executive’s engagement in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his or her duties to Air Group or the affiliated companies;
(iii)    the Executive’s willful and repeated failure to perform or uphold his or her duties to Air Group and the affiliated companies; or
(iv)    the Executive’s willful failure to comply with reasonable directives of the Board which are communicated to him or her in writing;
provided, however, that no act or omission by the Executive shall be deemed “willful” if the Executive reasonably believed in good faith that such acts or omissions were in the best interests of Air Group and the affiliated companies.
(j)    “Change of Control” is defined in Section 3.
(k)    “Change of Control Date” means the first date (if any) during the term of this Agreement (determined in accordance with Section 1) on which a Change of Control occurs.
(l)    “Code” means the Internal Revenue Code of 1986, as amended.
(m)    “Date of Termination” is defined in Section 6(b).
(n)    “Effective Date” is defined in the introductory paragraph of this Agreement.
(o)    “Employer” means the affiliated company that employs the Executive.
(p)    “Employment Period” is defined in Section 4.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(r)    “Excise Tax” is defined in Section 10(a).
(s)    “Executive” is defined in the introductory paragraph of this Agreement.
(t)    “Forfeited Equity Awards” is defined in Section 5(b)(ix).
(u)    “Good Reason Separation” means the Executive’s voluntary Separation from Service within one year after the occurrence without the Executive’s prior written consent of one or more of the following events:
(i)    the material reduction in the Executive’s annual base salary;
(ii)    the material diminution or reduction of the Executive’s authority, duties or responsibilities;
(iii)    a material change in the geographic location at which the Executive must perform services; or
(iv)    any material breach by the Employer or Air Group of any other provision of this Agreement;
provided, however, that an Executive shall not be entitled to a Good Reason Separation unless the Executive shall have furnished written notice to the Employer of the condition claimed to constitute the basis for the Good Reason Separation within 90 days of the initial existence of such condition; and the Employer shall have not remedied such condition within a period of 30 days after its receipt of such notice from the Executive.
(v)    “Incumbent Directors” means:
(i)    individuals who constitute the Board at the beginning of such period;
(ii)    individuals who were nominated or elected by all of, or a committee composed entirely of, the individuals described in clause (i); and
(iii)    individuals who were nominated or elected by individuals described in clause (ii).
(w)    “Initial Change of Control” is defined in Section 1.
(x)    “Limited Benefit Amount” is defined in Section 10(a).
(y)    “Notice of Termination” is defined in Section 6(a).
(z)    “Other Benefits” is defined in Section 7(d).
(aa)    “Parachute Payments” is defined in Section 10(a).
(bb)    “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d) of the Exchange Act).
(cc)    “Prior Agreements” is defined in the introductory paragraph of this Agreement.
(dd)    “Recent Average Bonus” is defined in Section 5(b)(ii).

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(ee)    “Section 409A” is defined in Section 10(h)(i).
(ff)    “Separation from Service” (and its derivatives, such as “Separates from Service”) means a termination of services provided by the Executive to the Employer, whether such termination of services is voluntary or involuntary, as determined by the Board in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).
(gg)    “Voting Securities” is defined in Section 3(c).
3.    Change of Control
For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:
(a)    the consummation of:
(i)    any consolidation or merger of Air Group in which Air Group is not the continuing or surviving corporation or pursuant to which shares of common stock of Air Group would be converted into cash, securities or other property, other than a merger of Air Group in which the holders of common stock of Air Group immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;
(ii)    the sale or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the then-outstanding securities of the Employer; or
(iii)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Executive’s Employer (whether in connection with a broader sale, lease, exchange or other transfer of all, or substantially all, of the assets of Air Group and/or one or more affiliated companies, or solely involving the assets of such Employer).
(b)    at any time during a period of 24 months, fewer than a majority of the members of the Board are Incumbent Directors.
(c)    any Person shall, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the then-outstanding securities of Air Group ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of members of the Board (“Voting Securities”) to be calculated as provided in paragraph (d) of Rule 13d-3 in the case of rights to acquire common stock of Air Group) representing 20% or more of the combined voting power of the then-outstanding Voting Securities.
(d)    approval by the stockholders of Air Group or the Employer of any plan or proposal for the liquidation or dissolution of the Employer.
Notwithstanding the foregoing, unless the Board shall determine otherwise, a Change of Control shall not be deemed to have occurred (i) by reason of any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between Air Group or an affiliated company and any other affiliated company, provided such transaction has been approved by at least two-thirds (2/3) of the Incumbent Directors (as defined above) then in office and voting; or (ii) if (A) the Executive is an employee of an Employer other than Air Group or Alaska Airlines, Inc., and (B) upon or within

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30 days preceding the occurrence of an event described in Sections 3(a)(ii), 3(a)(iii) or 3(d), the Executive is offered a position with Air Group or an affiliated company that offers an Annual Base Salary and Annual Bonus opportunity comparable to that of the Executive’s position with the Employer immediately before the occurrence of such event.
4.    Employment Period
Air Group and the Employer hereby agree to keep the Executive in the Employer’s employ, and the Executive hereby agrees to remain in the employ of Employer, in accordance with the terms and provisions of this Agreement, for the period commencing on the Change of Control Date and ending on the third (AAG/AS CEO/EVP), second (AAG/AS SVP/VP and QX President), first (QX SVP/VPs, McGee President) anniversary of such date (the “Employment Period”), in an executive capacity, responsible for, among other things, duties associated with such capacity, and, subject to the general supervision of the Board as required by the Delaware General Corporation Law, such other duties and responsibilities as are not inconsistent with the express terms of this Agreement. Such employment may be with Air Group or any of its principal operating subsidiaries, as appropriate to the management structure developed by Air Group. Air Group agrees that it will not take any action, or make any demands on the Executive, that may be deemed to arbitrarily, unreasonably or unnecessarily interfere with the performance of the services to be rendered by the Executive hereunder.
The Executive’s employment with the Employer is at will, provided that a termination of the Executive’s employment during the Employment Period by the Executive in a Good Reason Separation or by the Employer without Cause shall be subject to the provisions of Section 7 hereof.
5.    Terms of Employment during Employment Period
(a)    Position and Duties.
(i)    During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be in accordance with Section 4 and (B) the Executive’s services shall be performed within the metropolitan area in which the Executive was situated immediately prior to the Change of Control Date, except for required travel in the Employer business to the extent consistent with the Executive’s duties in Section 4.
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Change of Control Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change of Control Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Employer.

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(b)    Compensation. All payments and benefits due under this Section 5(b) are contingent on the Executive’s compliance with any restrictive covenants, including, without limitation, any confidentiality, non-competition, non-solicitation and/or non-disparagement commitments, to which the Executive is or becomes subject as of the Change of Control Date or during the Employment Period, as applicable (whether under this Agreement or otherwise).
(i)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments in accordance with the regular payroll schedule applicable to similarly-situated executives, at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Employer or any affiliated company in respect of the 12month period immediately preceding the month in which the Change of Control Date occurs. For purposes of this Agreement, Annual Base Salary shall not include any payments by the Employer or any affiliated company on the Executive’s behalf pursuant to any incentive, savings or retirement plans, any welfare benefit plans or any fringe benefit plans, in each case, of the Employer or any affiliated company, of the type identified in paragraphs (iii), (iv) and (vi) of this Section 5(b), or any reimbursement of expenses by the Employer or any affiliated company in accordance with paragraph (v) of this Section 5(b), but shall include vacation pay in accordance with paragraph (viii) of this Section 5(b). During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Employer and any affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(ii)    Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the greater of (A) the Executive’s target annual bonus (annualized if such target bonus is based on a period of less than 12 full months) in effect on the Change of Control Date and (B) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Employer or any affiliated company for less than 12 full months) bonus paid or payable, including by reason of any deferral, to the Executive by the Employer in respect of the three fiscal years immediately preceding the fiscal year in which the Change of Control Date occurs (the “Recent Average Bonus”). Each such Annual Bonus shall be paid between January 1 and March 15 of the year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, pursuant to the terms of the Air Group Nonqualified Deferred Compensation Plan (or any successor to that plan), to defer the receipt of such Annual Bonus.
(iii)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Employer, but in no event shall:
(A)     any payments due under such plans, practices, policies and programs duplicate the Annual Bonus for which the Executive is contractually eligible pursuant to paragraph (ii) of this Section 5(b); or
(B)     except as provided in clause (A) of this paragraph, such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit

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opportunities, in each case, that are less favorable, in the aggregate, than the most favorable of those provided by the Employer for the Executive under such plans, practices, policies and programs as in effect at any time during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, those provided generally at any time after the Change of Control Date to other peer executives of the Employer.
(iv)    Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Employer, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, those provided generally at any time after the Change of Control Date to other peer executives of the Employer.
(v)    Expenses. During the Employment Period, the Executive shall be entitled to reimbursement promptly, but in no event later than the end of the calendar year following the year in which the expense is incurred, for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Employer in effect for the Executive at any time during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer.
(vi)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Employer in effect for the Executive at any time during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer. To the extent that a plan, practice, program or policy provides for the reimbursement of the Executive’s expenses, such reimbursements shall be made promptly, but in no event later than the end of the calendar year following the year in which the expense is incurred.
(vii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Employer as in effect for the Executive at any time during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer.
(viii)    Travel Benefits. During the Employment Period, the Executive and the Executive’s spouse or domestic partner, and eligible family members and dependents shall be entitled to travel benefits in accordance with the most favorable plans, policies, programs and practices of the Employer as in effect for the Executive at any time during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer.
(ix)    CARES Act Restoration Payments. In the event that (A) any restrictions on the Executive’s compensation implemented by the Employer in accordance with the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act Restrictions”) end, and (B) the amounts described in this Section 5(b)(ix) are not otherwise issued to the Executive before the Change of Control Date, then, within 60 days after the later of the Change of Control

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Date or the date on which such CARES Act Restrictions end, the Employer shall issue to the Executive (I) a lump-sum cash payment equal to any cash-based obligations recouped by the Employer pursuant to the CARES Act Restrictions, and (II) with respect to any equity-based awards forfeited pursuant to the CARES Act Restrictions (“Forfeited Equity Awards”), a combination of (x) shares of common stock of Air Group or successor, as applicable after the Change of Control, equal to the number of shares thereof covered by the Forfeited Equity Awards, (y) equity awards of the same type and subject to the vesting schedule of the Forfeited Equity Awards that would have remained in effect but for the forfeiture thereof, and/or (z) a cash payment equal to the fair market value of all or a portion of the shares covered by the Forfeited Equity Awards, as determined by the Board in its sole discretion.
6.    Termination of Employment
(a)    Termination. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Executive’s employment may be terminated at any time during the Employment Period for any reason by either the Executive or by the Employer, communicated by a notice of termination to the other party hereto given in accordance with Section 13(b) (a “Notice of Termination”).
(b)    Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Employer or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive.
7.    Obligations of the Employer Upon Certain Terminations; Release
If the Executive’s employment is terminated during the Employment Period by the Executive in a Good Reason Separation or by the Employer without Cause, and such termination constitutes a Separation from Service, the Executive shall be entitled to the payments and benefits provided in this Section 7, subject to the conditions set forth herein.
(a)    Cash Payment. The Employer shall pay to the Executive in a lump-sum in cash the aggregate of the following amounts:
(i)    A lump-sum amount equal to all payments to which the Executive would have been entitled during the Employment Period, but for the Separation from Service, including, without limitation, the aggregate amounts of the Executive’s Annual Base Salary (calculated in accordance with Section 5(b)(i) hereof) and the aggregate amounts of the Executive’s Annual Bonus (calculated in accordance with Section 5(b)(ii) hereof), payable in each case during the Employment Period, less any amounts comprising any portion of Annual Base Salary or Annual Bonus actually received by the Executive during the period commencing on the Change of Control Date and ending on the date of such Separation from Service; and
(ii)    a separate lump-sum supplemental retirement benefit equal to the difference between (A) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Employer defined benefit retirement plan during the 90-day period immediately preceding the Change of Control Date) of the benefits payable under the Employer defined benefit retirement plans, the 1995 Elected Officers’ Supplementary Retirement Plan (or, if applicable to the Executive, the Defined Contribution OSRP Plan feature of the Air Group Nonqualified Deferred Compensation Plan) and any similar plans (other than the deferred bonus or deferred retention incentive features of the Air Group Nonqualified Deferred Compensation Plan) providing benefits for the Executive that the Executive would have received if the Executive’s employment continued at the compensation level provided for in Section 5(b) and for the remainder of the Employment Period (assuming for this purpose that

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all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Change of Control Date), and (B) the actuarial equivalent (utilizing for this purpose the same assumptions as outlined above) of the Executive’s actual benefit paid (or payable), if any, under the foregoing plans.
(b)    Welfare Benefit Continuation. For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Employer shall continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(b)(iv) if the Executive had not incurred a Separation from Service in accordance with the most favorable plans, practices, programs or policies of the Employer as in effect and applicable generally to other executives and their families during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employerprovided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; provided, however, that the Executive shall be entitled to the more favorable of the retiree benefits in effect on the date of the Executive’s Separation from Service or the retiree benefits in effect on the date that would have been the last date of the Employment Period if the Executive had remained employed. Notwithstanding anything in this Section 7(b) to the contrary, in no event shall any health care benefit (whether for medical, dental or vision care) that is subject to Code Section 409A be continued for a period longer than 18 months after the date of the Executive’s Separation from Service.
(c)    Travel Benefits. During the Executive’s lifetime, Executive and the Executive’s spouse or domestic partner (but not any former spouse or domestic partner), eligible family members and dependents shall be entitled to unlimited, fee-waived, positive-space travel in any class of service selected by Executive, or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer.
(d)    Other Benefits. To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to Section 5(b)(v) and (vi) of this Agreement under any plan, program, policy or practice or contract or agreement of the Employer as in effect and applicable generally to other peer executives and their families during the 90day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Employer and their families (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Notwithstanding anything in this Section 7(d) to the contrary, in no event shall any Other Benefit be paid to the extent that such payment would trigger any additional tax, penalty or interest imposed by Code Section 409A.
(e)    CARES Act Restoration Payments.
(i)    In the event that (A) any restrictions on the Executive’s compensation implemented by the Employer in accordance with the CARES Act Restrictions end, and (B) the amounts described in this Section 7(e) are not otherwise issued to the Executive before his or her

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Termination Date, then the Employer shall issue to the Executive (I) a lump-sum cash payment equal to any cash-based obligations recouped by the Employer pursuant to the CARES Act Restrictions, and (II) with respect to any Forfeited Equity Awards, a combination of (x) shares of common stock of Air Group or successor, as applicable after the Change of Control, equal to the number of shares thereof covered by the Forfeited Equity Awards, (y) equity awards of the same type and subject to the vesting schedule of the Forfeited Equity Awards that would have remained in effect but for the forfeiture thereof, and/or (z) a cash payment equal to the fair market value of all or a portion of the shares covered by the Forfeited Equity Awards, as determined by the Board in its sole discretion.
(ii)    In the event that any payments or benefits otherwise due pursuant to this Section 7 are limited by the CARES Act Restrictions, then as soon as administratively feasible after the CARES Act Restrictions end, the Employer shall issue to the Executive a lump-sum cash payment equal the aggregate value of such payments or benefits that were limited by the CARES Act Restrictions.
(f)    Additional Conditions of Payment.
(i)    Notwithstanding anything else contained in this Agreement to the contrary, as a condition precedent to any Employer obligation to the Executive pursuant to this Section 7, the Executive shall, within 21 days following Separation from Service with the Employer (or within the period of time provided for in the release), provide the Employer with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Employer shall have no obligation to make any payment to the Executive pursuant to this Section 7, (A) unless and until the release agreement contemplated by this Section 7(f)(i) becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations, or (B) if the Executive fails to materially comply with such release agreement. Notwithstanding the foregoing, the Employer shall provide the benefits described in Sections 7(b), 7(c), 7(d) or 7(e) above following the Executive’s Separation from Service (or Change of Control if Section 7(g) applies) but, if the Executive does not timely provide the release agreement contemplated by this Section 7(f) or revokes such release agreement, the Employer shall have no further obligation to provide the benefits set forth in Section 7(b) or 7(c) or, except to the extent required under the applicable plan, program or policy, the benefits set forth in Section 7(d).
(ii)    All payments and benefits due under this Section 7 are contingent on the Executive’s continued compliance with any restrictive covenants, including, without limitation, any confidentiality, non-competition, non-solicitation and/or non-disparagement commitments, to which the Executive is subject as of the Date of Termination (whether under this Agreement or otherwise).
(g)    Timing of Payment. The lump-sum amount specified in Section 7(a) above shall be paid within 60 days after the Separation from Service; provided, however, that if such payment is to be made pursuant to a termination of employment that occurs prior to a Change of Control as contemplated by Section 2(e), and provided that the Executive provides a release agreement as contemplated by Section 7(f) within 21 days or longer if required by applicable law following the Change of Control (and does not revoke such release within any revocation period provided by applicable law), such payment shall be made 60 days after the Change of Control occurs and any benefits to which the Executive may be entitled pursuant to this Section 7 shall commence 60 days after the Change of Control occurs. Any amounts due pursuant to Section 7(e) above shall be paid within 60 days after the later of (i) the Separation from Service or (ii) the date on which the CARES Act Restrictions end, subject to the requirements of Section 7(f).

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8.    Nonexclusivity of Rights
Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Employer. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
9.    Full Settlement; Resolution of Disputes
(a)    The Employer obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as provided in Section 7(b), such amounts shall not be reduced whether or not the Executive obtains other employment. The Employer agrees to pay promptly upon invoice, to the full extent permitted by law, all legal fees and expenses that the Executive may incur as a result of any contest (regardless of the outcome thereof) by the Employer, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).
(b)    If there shall be any dispute between the Employer and the Executive in the event of any termination of the Executive’s employment by the Employer, whether such termination was in connection with or in anticipation of a Change of Control so as to trigger the Change of Control Date under the definition of that term in Section 2, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was in connection with or in anticipation of a Change of Control, the Employer shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Employer would be required to pay or provide pursuant to Section 7 as though such termination were in connection with or in anticipation of a Change of Control; provided, however, that the Employer shall not be required to pay any disputed amounts pursuant to this Section 9(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
10.    Certain Adjustments
(a)    Notwithstanding anything else contained in this Agreement, in the event that the Executive becomes entitled to the payments or other benefits described in Section 7 hereof and the Executive becomes or would be subject to the tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”) as a result of such payments and benefits and any other payments or benefits from the Employer or any affiliated company required to be taken into account under Code Section 280G(b)(2) (collectively, “Parachute Payments”), the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of Parachute Payments (after reduction) is one dollar ($1.00) less than the amount that would cause the Parachute Payments to be subject to the Excise Tax; provided that such a reduction shall only be made if and to the extent that a reduction in the Parachute Payments would result in the

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Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Parachute Payments (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to Air Group to effectuate the Limited Benefit Amount, any such notice to be consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, Air Group shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Parachute Payments. The preceding provisions of this Section 10(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.
(b)    A determination as to whether the Parachute Payments shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by a certified public accounting or compensation consulting firm of national reputation (the “Accounting Firm”) which shall provide detailed supporting calculations to both the Employer and the Executive within 15 business days of the receipt of notice from the Executive that the Executive has received a payment under Section 7, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Employer and Executive.
11.    Confidential Information
The Executive shall hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer or any of its affiliated companies, and their respective businesses, that shall have been obtained by the Executive during the Executive’s employment by the Employer or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Employer, the Executive shall not, without the prior written consent of the Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it. Consistent with RCW 49.44.210, nothing in this Agreement shall be interpreted to restrict, prevent or prohibit Executive from disclosing, discussing or reporting concerns about alleged sexual harassment or sexual assault. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Further, pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges and understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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12.    Successors
(a)    This Agreement is personal to the Executive and without the prior written consent of the Employer shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding on Air Group, the Employer and their respective successors and assigns.
(c)    Air Group and/or the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, Employer shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.
13.    Miscellaneous
(a)    This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

If to Air Group:
Alaska Air Group, Inc.
19300 International Blvd., SEAZL
Seattle, WA 98188
Attention: Corporate Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Employer may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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(e)    The Executive’s or the Employer’s failure to insist on strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Employer may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    The Executive and the Employer acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Employer, the employment of the Executive by the Employer is “at will” and, prior to the Change of Control Date, may be terminated by either the Executive or the Employer at any time. Moreover, if prior to the Change of Control Date, the Executive’s employment with the Employer terminates, then the Executive shall have no further rights under this Agreement.
(g)    This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.
(h)    Section 409A.
(i)    It is intended that any amounts payable under this Agreement and the Employer’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.
    (ii)    Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), the Executive shall not be entitled to any payments upon a termination of the Executive’s employment until the earlier of (A) the date which is six months after the Executive’s Separation from Service with the Employer for any reason other than death, or (B) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Employer therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 13(h)(ii) shall be paid as soon as practicable after the date that is six months after the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death). The provisions of this Section 13(h)(ii) shall only apply if, and to the extent, required to comply with Section 409A after all applicable exemptions from the six-month delay rule under Treasury Regulation Section 1.409A-1(c)(3)(v), including, but not limited to, the exclusion of (I) amounts paid no later than March 15 of the calendar year following the Date of Termination, and (II) after application of the exclusion in clause (I), all additional amounts that may be excluded pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). Each amount paid or benefit provided pursuant to Section 7 shall be treated as a separate payment for purposes of Section 409A.
(iii)    To the extent that any benefits or reimbursements pursuant to this Agreement are taxable to the Executive, any such benefit or reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to

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liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.
(i)    This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous understandings, negotiations, and agreements (whether oral or written, express or implied) of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Agreements).
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from the Board, Air Group has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.
ALASKA AIR GROUP, INC.

By
Its Chief Executive Officer
EXECUTIVE

_________________________________
NAME
TITLE
COMPANY

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